EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 25, 2025, we had five “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1. GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

2. N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

3. Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

4. RARE Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

5. Yard House USA, Inc., a Delaware corporation, doing business as Yard House

In addition, we also had the following subsidiaries:

6. Ruth’s Hospitality Group Inc., a Delaware corporation, doing business as Ruth’s Chris Steak House

7. Bahama Breeze Holdings, LLC, a Florida limited liability company, doing business as Bahama Breeze

8. Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

9. Chuy’s Opco, Inc., a Delaware corporation, doing business as Chuy’s Tex-Mex

10. Cheddar’s Casual Cafe, Inc., a Delaware corporation, doing business as Cheddar’s Scratch Kitchen

11. Darden Corporation, a Delaware corporation

12. Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s

13. Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden

14. Olive Garden Holdings, LLC, a Florida limited liability company, doing business as Olive Garden

15. Rare Hospitality Management, LLC, a Delaware limited liability company, doing business as LongHorn Steakhouse

16. RCSH Operations, LLC, a Louisiana limited liability company, doing business as Ruth’s Chris Steak House

17. Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52